Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President – CEO	For Release
May 9, 2007
Company Press Release
Jeffersonville Bancorp Announces First Quarter Earnings, Declares Quarterly Dividend.
Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today first quarter net income of $1,259,000 ($0.29 earnings per share) compared to $973,000 ($0.22 earnings per share) for the first quarter of 2006. First quarter earnings benefited from a recovery of $441,000.00 on loans which had been charged off in 2002. As a result of the recovery, the Company recorded a credit for loan losses of $370,000 compared to a provision of $90,000 in the first quarter of 2006.
A cash dividend in the amount of twelve cents ($0.12) per share on the common stock of the company was declared at the May 8, 2007 meeting of the Board of Directors. The dividend is payable on June 1, 2007 to stockholders of record at the close of business on May 17, 2007.
Total assets as of March 31, 2007 were $396 million down $10 million from March 31, 2006. We have correspondingly reduced our Federal Home Loan Bank borrowing by $5 million and brokered deposits by $5.8 million.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.